EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT, dated as of April 22, 2003, is between CHESAPEAKE CORPORATION, a Virginia corporation (the "Company") and Andrew J. Kohut (the "Executive").

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement (the "Agreement") dated September 13, 1999, and amended on July 11, 2001; and

WHEREAS, pursuant to the Agreement, the Agreement may be amended by mutual consent of the Company and the Executive; and

WHEREAS, the Company and the Executive desire to amend and restate the Agreement: and

WHEREAS, the Executive is currently the Executive Vice President and Chief Financial Officer of the Company; and

WHEREAS, the Company recognizes that the Executive has made substantial contributions to the Company and in the future is expected to make substantial contributions to the success of the Company; and

WHEREAS, the Company desires to provide certain assurances to the Executive regarding the terms applicable to certain potential terminations of the Executive's service; and

WHEREAS, the Executive wishes to provide certain assurances to the Company regarding his conduct during the Term of this Agreement and following the Executive's termination of service;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the Company and the Executive covenant and agree as follows:

1. Term. The Term of this Agreement is the period described in the following paragraph (a) and any period for which the same may be extended as provided in the following paragraphs (b) and (c).

(a) The Term includes the period beginning on April 22, 2003 and ending on December 31, 2005.

(b) The period described in paragraph (a) shall be extended for an additional twelve months unless the Company, before each September 1 of any year, provides written notice to the Executive that the period will not be extended. The preceding sentence shall first be effective to extend the period described in paragraph (a) until December 31, 2006, unless written notice to the contrary is provided to the Executive by the Company before September 1, 2003.

(c) The period described in paragraph (a) shall be extended if there is a Control Change Date during the Term of this Agreement. In that event, the period described in paragraph (a) shall be extended automatically until the third anniversary of the Control Change Date. The period described in paragraph (a) shall be further extended by twelve months under this paragraph (c) unless the Company, at least ninety days prior to an anniversary of the Control Change Date, provides written notice to the Executive that the period will not be extended. The preceding sentence shall first be effective to extend the period described in paragraph (a) (after giving effect to the extension provided in the second sentence of this paragraph (c)), until the fourth anniversary of the Control Change Date unless written notice to the contrary is provided to the Executive at least ninety days prior to the first anniversary of the Control Change Date.

2. Employment Duties. The Company agrees to employ the Executive throughout the Term as Executive Vice President and Chief Financial Officer, with a job description, responsibilities and duties commensurate with such position, or a position of substantially similar or greater responsibilities and duties.

3. Compensation. The Company agrees that, throughout the Term, it shall:

(a) Pay the Executive as compensation for services hereunder a cash salary based on an annual base salary of not less than $299,200 (which base salary shall be reviewed on an annual basis for possible increase in light of business conditions, competitive considerations, increases given to other employees of the Company and the Executive's performance, provided that such salary shall not be reduced below the salary in effect immediately prior to such review).

(b) Provide for the benefit of the Executive such vacation, pension and disability benefits and such coverage under life, accident, medical and dental plans as are generally provided from time to time to the Company's executive employees.

(c) Permit the Executive to participate in the Company's Annual Incentive Program (or such comparable successor program that may be in effect from time to time), with a target incentive amount of not less than 50% of base salary.

(d) Permit the Executive to participate in the Long-Term Incentive Plan (or such comparable successor plan that may be in effect from time to time) as determined from time to time by the Company.

4. Change in Control Benefits. The Executive shall be entitled to receive the severance and welfare benefits and the pension supplement described in this Section 4 if, during the Term of this Agreement, (x) there is a Change in Control and the Executive's employment with the Company and its successors is terminated or terminates after the Control Change Date without Cause or for Good Reason or (y) there is a sale or other divestiture of the business unit of the Company or its successor to which the Executive is assigned and the Executive's employment with the Company and its successors is terminated or terminates after such sale or divestiture without Cause or for Good Reason.

(a) The severance benefit payable under this Section 4 is an amount equal to the sum of (x) three times the Executive's annual base salary (as in effect on the date the Executive ceases to be employed by the Company and its successors or, if greater, the highest annual rate of base salary as in effect during the twelve months preceding such cessation of employment) and (y) three times the Executive's annual incentive plan target for the year in which the Executive ceases to be employed by the Company and its successors or, if greater, the year preceding such cessation of employment. The severance benefit described in the preceding sentence shall be reduced by the amount of any severance benefit payable to the Executive under any Chesapeake Corporation severance plan or program. The severance benefit payable under this Section 4, less applicable income and employment taxes and other authorized deductions, shall be paid in a single sum as soon as practicable following the Executive's cessation of employment with the Company and its successors.

(b) The welfare benefits provided under this Section 4 are continued coverage of the Executive and the Executive's eligible dependents under all life, disability, medical and dental benefit plans and programs in which the Executive participates immediately prior to the Executive's date of termination on such terms as are then in effect. In the event that the continued coverage of the Executive or the Executive's eligible dependents in any such plan or program is barred by its terms, the Company shall arrange to provide the Executive and the Executive's eligible dependents with benefits substantially similar to those to which they are entitled to receive under such plans or programs including, by way of example and not of limitation, the reimbursement of the Executive of the cost or premium for continued coverage available pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"). The continued coverage provided under this Section 4 shall continue until the earlier of (x) the third anniversary of the Executive's cessation of service to the Company and its successors and (y) the date that the Executive is eligible for similar coverage under another employer's plan.

(c) The pension supplement payable under this Section 4 is an amount equal to the benefit that the Executive would have accrued under the Chesapeake Corporation Executive Supplemental Retirement Plan (the "SERP") had the Executive remained an employee of the Company until the third anniversary of the Executive's cessation of service to the Company and its successors (i.e., recognizing as service with the Company the months during such period and the Executive's attained age as of the end of such period). The pension supplement payable under this Section 4 shall be reduced, but not below zero, by any benefit that the Executive accrues during such period under any employee pension benefit plan maintained by the Company or its successor. The present value of the pension supplement payable under this Section 4, less applicable income and employment taxes and other authorized deductions, shall be paid in a single sum to the Executive as soon as practicable following the cessation of the Executive's employment with the Company and its successors. The present value of the pension supplement payable under this Section 4 and any offset or reductions for benefits provided by the Company or its successor shall be made on an actuarially equivalent basis using the SERP's actuarial assumptions and methods.

(d) For purposes of this Section 4, "Cause" means the Executive's conviction by a court of competent jurisdiction for, or pleading no contest to, a felony.

5. Benefits Prior to a Change in Control. Subject to the final sentence of this Section 5, the Executive shall be entitled to receive the severance and welfare benefits described in this Section 5 if, during the Term of this Agreement but prior to a Change in Control or the sale or divestiture of the business unit of the Company or its successor to which the Executive is assigned, the Executive's employment with the Company and its successors is terminated by the Company or its successor without Cause.

(a) The severance benefit payable under this Section 5 is an amount equal to the sum of (x) two times the Executive's annual base salary (as in effect on the date the Executive ceases to be employed by the Company and its successors or, if greater, the highest annual rate of base salary as in effect during the twelve months preceding such cessation of employment) and (y) two times the Executive's annual incentive plan target for the year in which the Executive ceases to be employed by the Company and its successors or, if greater, the year preceding such cessation of employment. The severance benefit described in the preceding sentence shall be reduced by the amount of any severance benefit payable to the Executive under any Chesapeake Corporation severance plan or program. The severance benefit payable under this Section 5, less applicable income and employment taxes and other authorized deductions, shall be paid in a single sum as soon as practicable following the Executive's cessation of employment with the Company and its successors.

(b) The welfare benefits provided under this Section 5 are continued coverage of the Executive and the Executive's eligible dependents under all life, disability, medical and dental benefit plans and programs in which the Executive participates immediately prior to the Executive's date of termination on such terms as are then in effect. In the event that the continued coverage of the Executive or the Executive's eligible dependents in any such plan or program is barred by its terms, the Company shall arrange to provide the Executive and the Executive's eligible dependents with benefits substantially similar to those to which they are entitled to receive under such plans or programs including, by way of example and not of limitation, the reimbursement of the Executive of the cost or premium for continued coverage under COBRA. The continued coverage provided under this Section 5 shall continue until the earlier of (x) the second anniversary of the Executive's cessation of service to the Company and its successors and (y) the date that the Executive is eligible for similar coverage under another employer's plan.

(c) For purposes of this Section 5, "Cause" means: (a) conduct involving dishonesty or fraud or activities that may reasonably be expected to have a material adverse effect on the property, business or reputation of the Company; (b) conviction or admission of, or a plea of guilty or no contest to, a felony; (c) breach of any material obligation to the Company; or (d) willful failure to perform duties to the Company which is not corrected within thirty (30) days of prior written notice by the Company to the Executive or willful misconduct in the performance of such duties.

No benefits will be payable or available under this Section 5 unless the Executive executes a release and waiver of the Company in a form satisfactory to the Company and the Executive complies with Sections 6 and 7.

6. Confidentiality. During the period of employment with the Company, the Executive has had access to certain confidential, non-public information concerning the Company (the "Information"). The Executive agrees to maintain the Information as confidential and not disclose it to third parties or use it in the Executive's employment with any direct or indirect competitor of the Company or its successors during employment with the Company and its successors and thereafter following a termination of employment described in Section 5. The Executive agrees that compliance with this confidentiality obligation is a condition precedent to the Executive's right to receive the benefits described in Section 5.

7. Covenant Not to Compete. The Executive agrees that he will not take certain actions that would be damaging to the competitive position of the Company or its successor. By making this commitment, the Executive agrees that during Executive's employment with the Company and its successors and for twelve months thereafter if the Executive's employment ceases as described in Section 5, the Executive will not (x) accept any employment with, ownership interest in, or engagement as a consultant, contractor or service provider to any business engaged in a business that is competitive with the Company or its successor or (y) on behalf of any such business solicit any business that was a customer of the Company or its successor during the preceding twelve months. The Executive understands and agrees that each provision of this Agreement is a separate and independent clause, and if any clause should be found unenforceable, that will not affect the enforceability of the other clauses. In the event that any of the provisions of this Agreement should ever be deemed to exceed the time, geographic area or activity limitations permitted by applicable law, the Company and the Executive agree that such provisions must be and are reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and expressly authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations permitted by applicable law.

8. Excise Tax, etc. Indemnity. One or more benefits provided under this Agreement may constitute "parachute payments" (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), but without regard to Code section 280G(b)(2)(A)(ii)). In that event, the Company shall indemnify and hold the Executive harmless from the application of the tax imposed by Code section 4999. To effect this indemnification, the Company must pay the Executive an additional amount that is sufficient to pay any excise tax imposed by Code section 4999 on the payments and benefits to which the Executive is entitled (whether payable under this Agreement or any other plan, agreement or arrangement), plus the excise, employment and income taxes on the additional amount. Such additional amount shall be paid to the Executive at such times as may be necessary for the Executive to satisfy any such tax obligation, including the payment of estimated taxes.

9. Legal Fees. The Company or its successor will promptly reimburse the Executive for reasonable legal fees and costs that the Executive may incur in connection with the enforcement of this Agreement.

10. Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

(a) "Change in Control" has the same meaning, as of any applicable date, as set forth in the Chesapeake Corporation Benefits Plan Trust (as in effect on such date).

(b) "Control Change Date" has the same meaning, as of any applicable date, as set forth in the Chesapeake Corporation Benefits Plan Trust (as in effect on such date).

(c) "Good Reason" means (v) a material reduction in the Executive's duties or responsibilities; (w) the failure by the Company or its successor to permit the Executive to exercise such responsibilities as are consistent with the Executive's position; (x) a requirement that the Executive relocate his principal place of employment to a location that is at least fifty miles farther from his principal residence than was his former principal place of employment; (y) the failure by the Company or its successor to award the Executive annual incentive, long-term incentive or stock option opportunities consistent with those provided to similarly situated executives and (z) the failure by the Company or its successor to make a payment when due to the Executive.

11. Successors. This Agreement shall inure to the benefit of and be binding on any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Employee.

12. Modification, etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of laws provision.

13. Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Non-Disparagement. The Company and the Executive agree, that after the Executive's employment with the Company terminates, to refrain from taking any action or making any statements, written or oral, which are intended to disparage the goodwill or reputation of the Company or the Executive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the Executive has duly executed this Agreement, all as of the date first above written.

Andrew J. Kohut CHESAPEAKE CORPORATION

/s/ Andrew J. Kohut_______ By /s/ J.P. Causey Jr.___________

Date_May 20, 2003_______ Executive Vice President,

Secretary & General Counsel